Exhibit 10.80

TO:	<First Name, Last Name>	DATE: November 1, <Year>

SUBJECT:	BONUS PROGRAM
Fiscal Year <Date> – <Date>

I.OBJECTIVE

The objective of this bonus program (“Bonus Program”) is to reward those individuals who contribute through their own performance and their influence on others, for achieving and exceeding Republic Bank & Trust Company (“Republic”) Republic Processing Group’s (“RPG”) financial goals for the fiscal year from <Date> through <Date> (“<Year>”).

II.BONUS PROGRAM DESCRIPTION

Any potential bonus payout for 2023/2024 under the Bonus Program will be determined based on RPG’s achievement of its Gross Operating Profit goals (“RPG GOP Goals”) as stated below.  Your overall performance, achievement of your <Year> assigned goals, and any extraordinary efforts on your part will also be considered in determining the amount of payout. Your eligibility under the Bonus Program is dependent upon your compliance with applicable laws and your adherence to all Republic’s policies and procedures.

RPG GOP Goals (1)	Bonus Potential
<Amount>	<Amount>
<Amount>	<Amount>
<Amount>	<Amount>

(1)	In determining the GOP for the Elastic and NetCredit line of credit products for <Year>, provision expense for these business units as reported by Republic Bancorp, Inc. using Generally Accepted Accounting Principles (“GAAP”) will be replaced with a different calculation. Provision expense under this different calculation will be determined by adding the business units’ net charge-offs for <Year> plus or minus any change in the business units’ allowances for loan losses attributable only to the historical loss component of the calculation utilizing a standard historical loss rate of <Amount>. As further clarification, any changes in the Qualitative Factors components in the calculations for the Elastic and NetCredit line of credit allowances for loan losses will be excluded from the GOP calculation.

Maximum Total Bonus Program Potential for <Year>: <Amount>

III.	DATE BONUS PROGRAM COMPENSATION IS EARNED AND PAID

This Bonus Program compensation will be earned and paid on <Date>, provided you are an employee in good standing at that time.

IV.	OTHER

Management reserves the right in its sole discretion to adjust Bonus Program goals, including, but not limited to, the exclusion of amounts from the goal calculation that Management deems extraordinary or inapplicable as they relate to the intent of this Bonus Program.

V.	NON-SOLICITATION

In exchange for the opportunity to participate in the  Bonus Program described above, you agree that during your employment or service with Republic and for the one (1) year period after the date of your separation of employment, for any reason, you shall not directly or indirectly (i) solicit or divert or attempt to solicit or divert any current or prospective customer or business of Republic or any of its affiliates ; or (ii) accept business from any current or prospective business account or customer of Republic. For purposes of this Non-Solicitation provision, “current” refers to any business account or customer serviced or contacted by you or any member of your department or team, or for whom you had direct or indirect responsibility, on behalf of Republic or its affiliates within the 12 month period preceding your separation of service, or about whom you learned or obtained confidential information while working for Republic. “Prospective” refers to any business account or customer that Republic contacted or solicited for the purpose of earning their business during the 12-month period preceding your separation of service. You further agree that for the two (2) year period after the date of your separation of employment, for any reason, you shall not, directly or indirectly, (i) solicit to employ or engage, offer employment or engagement to, hire, employ, or engage, any employees or independent contractors of Republic or any of its affiliates; or (ii) otherwise attempt to interfere with Republic’s or its affiliates’ business or their relationship with their business accounts, consultants, partners, employees, or vendors. In the unlikely event that any portion of this paragraph is held by a court to be unenforceable, then the remainder of this provision and Bonus Program shall remain in full force and effect.

VI.	NON-COMPETITION

As a result of your employment with Republic, you are and/or will be provided with specialized knowledge and training developed through the investment of significant time and expense of Republic, and are and/or will be exposed to proprietary, confidential, and/or trade secret information, including but not limited to information relating to financial tax products, small dollar lending, prepaid cards or related payments, or other products that Republic’s RPG division offers, develops, and/or conceptualizes. To protect against the disclosure and/or improper use of Republic’s proprietary, confidential, and/or trade secret information, and to protect other legitimate business interests of Republic, including not limited to Company and customer goodwill, you agree that in exchange for the opportunity to participate in the Bonus Program described above, during your employment or service with Republic and for a period of one (1) year after the date of your separation of employment, for any reason, you shall not engage in any Prohibited Activity (as defined below) for a financial services business, whether in banking or non-banking, and specifically shall not engage in Prohibited Activity for any business, individual, or entity that competes with Republic or its affiliates in their respective markets as it relates to their financial tax products, small dollar lending, prepaid cards or related payments, or other products that Republic’s RPG division offers, develops, or conceptualizes during your employment.  “Prohibited Activity” as used in this Section means any activity in which you contribute your knowledge, directly or indirectly, in whole or in part, providing services as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as Republic or its affiliates, including those engaged in the business of financial tax products, small dollar lending, or payment systems including prepaid cards. Prohibited Activity also includes activity that may or could reasonably be expected to require direct or indirect disclosure of Republic’s or its affiliates’ trade secrets, proprietary information, or confidential information. In the unlikely event that any portion of this Section is held by a court to be unenforceable, then the remainder of this provision and Bonus Program shall remain in full force and effect.

VII.	PROPRIETARY INFORMATION

You further agree and understand that all information, knowledge and data received, produced, or developed during your employment with Republic are the sole properties of and proprietary to Republic, and through your continued employment with Republic, you assign to Republic all right, title, and interest in and to the Proprietary Information (as defined below) whether patentable or not, that in the past or in the future you make, conceive, or suggest, either alone or jointly with others, while employed by Republic relating in any way to Republic’s business.  Through your continued employment with Republic, you also agree to waive any and all interest you may have in the Proprietary Information.  “Proprietary Information” includes, but is not limited to, business processes, computer programs, methods, client names, information and/or lists, prospective client lists, internal policies and procedures and other proprietary information or data.

VIII.	INJUNCTIVE RELIEF

Since a material purpose of Sections V, VI, and VII is to protect Republic’s proprietary information as well as its investment in the employee, you further agree that any breach or threatened breach of Sections V, VI, and/or VII by you would result in material damage and immediate and irreparable harm to Republic and that money damages may not be an adequate remedy for any such breach or threatened breach. You therefore agree that in the event of any such breach or threatened breach by you, Republic shall be entitled to obtain immediate injunctive relief without a bond, whether temporary, preliminary, or permanent, to enforce or prevent any violations of the provisions of the agreement(s) in Sections V, VI, and VII, in addition to any other rights and remedies available to Republic. You further agree that if Republic completely or partially prevails in an injunction, lawsuit, or other action to enforce the terms of those agreement(s), you will be responsible for reimbursing Republic for its attorney’s fees spent in connection with the cost of enforcement, including but not limited to the lawsuit or other action such as appeal.

IX.	GOVERNING LAW, VENUE

The laws of the Commonwealth of Kentucky govern all rights and obligations arising out of or relating to your Bonus Program. All actions arising out of or relating to the Bonus Program shall be heard and determined exclusively by a court located in Jefferson County, Kentucky. However, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any legal action or proceeding is vested exclusively in the U.S. federal courts, the action arising out of or relating to this Bonus Program shall be heard and determined exclusively by the U.S. District Court for the Western District of Kentucky.

Name	Date